FOR IMMEDIATE RELEASE

Captaris Reports First Quarter 2007 Financial Results

Total Revenue of $20.5 Million up 5% Year-Over-Year

Bellevue, Wash. — May 3, 2007 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric processes, today reported financial results for its first quarter ended March 31, 2007.

Total revenue for the first quarter was $20.5 million, a 5% increase over the prior year’s first quarter. Revenue by category compared to the first quarter of 2006 was as follows:

•	Software revenue was $7.1 million, a decrease of $194,000 or 3%
•	Maintenance, support and service revenue was $9.4 million, an increase of $1.1 million or 13%
•	Hardware revenue was $4.0 million, an increase of $63,000 or 2%

Gross profit was $14.3 million, up $335,000 from the same quarter last year, and gross margin was 69.5%, down from 71.1% in the same quarter last year.

Operating expenses were $15.3 million for the first quarter of 2007, an increase of approximately $1.2 million, or 8%, from total operating expenses of $14.1 million for the same quarter last year. The increase in operating expenses in the first quarter of 2007 compared to the first quarter of 2006 was primarily due to increased sales and marketing costs and about $540,000 of organizational transition costs. Of this amount, $476,000 was recorded in general and administrative expense and the balance was recorded in selling and marketing expense. Operating expenses in the first quarter of 2007 and 2006 included $1.0 million of cash receipts related to the 2003 sale of the CallXpress product line which were recorded in each quarter as a credit to operating expenses.

“We believe we are beginning to see the favorable impact of the strategic investments we made in our revenue generating functions over the last few quarters and are optimistic we can generate continued positive sales momentum going forward,” said David P. Anastasi, President and CEO of Captaris.  “We have expanded our front line sales staff and capabilities to improve execution and maximize the increased opportunity we are seeing for strategic partnership transactions. We are pleased with the strong sales performance from our larger channel partners and are seeing early indications of improvement in our emerging and lower tier channels. Our recently announced agreement to acquire Castelle will add a proven leader in the fax server market and further expand our broad suite of product offering and distribution capabilities. We believe we are well positioned to achieve continued improvement in sales execution and operating leverage and are excited about our prospects for further growth going forward.”

The Company recognized stock-based compensation expense of $195,000 in the first quarter of 2007, compared to $91,000 in the first quarter of 2006. Amortization of intangible assets for the first quarter of 2007 was $622,000, including $481,000 in cost of revenue and $141,000 in operating expenses, compared to $835,000 in the first quarter of 2006, including $481,000 in cost of revenue and $354,000 in operating expenses. Depreciation was $726,000 in the first quarter of 2007, compared to $847,000 in the first quarter of 2006.

Operating loss in the first quarter of 2007 was $1.1 million, compared to an operating loss of $208,000 in the first quarter of 2006.

The Company reported a net loss for the first quarter of 2007 of $265,000, or $0.01 per basic and diluted share, compared to net income of $81,000, or break even per share, in the same quarter last year.

Cash flow from operations was $2.1 million in the first quarter of 2007, compared to $4.6 million in the first quarter in 2006.

Consolidated cash, cash equivalents and investment balances as of March 31, 2007 totaled $58.9 million, a decrease of $460,000 from December 31, 2006, and an increase of $3.2 million from $55.7 as of March 31, 2006. Deferred revenue at March 31, 2007 was $27.8 million, an increase of $1.9 million over the preceding quarter and an increase of $5.1 million from March 31, 2006.

Stock Repurchase
During the quarter, the Company repurchased 361,900 shares of its outstanding common stock at a cost of approximately $2.6 million and an average purchase price of $7.32 per share. Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements. On March 31, 2007, the total number of outstanding common shares was 27.4 million. As of March 31, 2007, $10.0 million was available for repurchase under the Company's stock repurchase program.

Conference Call
The Company will discuss its 2007 first quarter results and business outlook for the second quarter of 2007 on its regularly scheduled conference call today, May 3, at 1:45 pm PDT/ 4:45 p.m. EDT. The live web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.Captaris.com or at www.mkr-group.com (under “featured events”). To access the live conference call, dial (800) 218-0204 and give the Company name “Captaris.” An audio replay of the conference call can be accessed at (800) 405-2236. The replay will be available starting two hours after the call and remain in effect until Thursday, May 10th at 11:59 PDT. The required pass code is 11085876#.

About Captaris, Inc.
Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ Global Market under the symbol CAPA. For more information please visit www.Captaris.com.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax and Captaris Workflow. All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements our ability to generate continued positive sales momentum, our belief that we have positioned ourselves for improving operating leverage in future quarters and our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results and, with respect to our plan to acquire Castelle, the risk that the transaction will not close or that the closing may be delayed, the potential failure to successfully integrate Castelle, its products and its employees into Captaris and achieve expected synergies and the failure to retain Castelle employees. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS

Captaris, Inc.	MKR Group, Inc.
Erika Simms, Treasury Analyst	Todd Kehrli or Jim Byers
(425) 638-4048	(323) 468-2300
ErikaSimms@Captaris.com	capa@mkr-group.com

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)
	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$ 7,389	$ 10,695
Short-term investments, available-for-sale	5,448	7,084
Accounts receivable, net	19,881	21,347
Inventories, net	600	961
Prepaid expenses and other assets	3,370	2,971
Income tax receivable and deferred tax assets, net	2,600	3,052
Total current assets	39,288	46,110

Long-term investments, available-for-sale	46,066	41,584
Restricted cash	1,000	1,000
Other long-term assets	313	303
Equipment and leasehold improvements, net	5,412	4,340
Intangible assets, net	5,947	6,570
Goodwill	32,292	32,199
Deferred tax assets, net	4,721	3,842
Total assets	$ 135,039	$ 135,948

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 4,877	$ 5,308
Accrued compensation and benefits	3,634	4,522
Other accrued liabilities	1,714	1,920
Income taxes payable	148	192
Deferred revenue	21,652	20,328
Total current liabilities	32,025	32,270

Accrued liabilities - noncurrent	624	307
Deferred revenue - noncurrent	6,146	5,544
Total liabilities	38,795	38,121

Shareholders' equity:
Common stock	274	275
Additional paid-in capital	45,306	46,614
Retained earnings	49,472	49,790
Accumulated other comprehensive income	1,192	1,148
Total shareholders' equity	96,244	97,827

Total liabilities and shareholders' equity	$ 135,039	$ 135,948

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)
	Quarter Ended
	March 31,
	2007	2006

Net revenue:
Software revenue	$ 7,093	$ 7,287
Maintenance, support and services revenue	9,379	8,308
Hardware revenue	4,041	3,978
Net revenue	20,513	19,573

Cost of revenue	6,258	5,653

Gross profit	14,255	13,920

Operating expenses:
Research and development	3,186	3,169
Selling and marketing	8,278	7,297
General and administrative	4,716	4,308
Amortization of intangible assets	141	354
Gain on sale of discontinued CallXpress product line	(1,000)	(1,000)

Total operating expenses	15,321	14,128

Operating loss	(1,066)	(208)

Other income (expense):
Interest	575	472
Other, net	144	(22)
Other income	719	450

Income (loss) from continuing operations before income tax expense (benefit)	(347)	242
Income tax expense (benefit)	(84)	209

Income (loss) from continuing operations	(263)	33

Discontinued operations:
Gain (loss) from sale of MediaTel assets, net of income tax expense (benefit)	(2)	48
Income (loss) from discontinued operations	(2)	48

Net income (loss)	$ (265)	$ 81

Basic net income (loss) per common share:
Income (loss) from continuing operations	$ (0.01)	$ 0.00
Income (loss) from discontinued operations	(0.00)	0.00
Net income (loss)	$ (0.01)	$ 0.00

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$ (0.01)	$ 0.00
Income (loss) from discontinued operations	(0.00)	0.00
Net income (loss)	$ (0.01)	$ 0.00

Weighted average basic common shares	27,476	28,347
Weighted average diluted common shares	27,476	28,580

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarter Ended
	March 31,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$ (265)	$ 81
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	726	847
Amortization	622	835
Stock-based compensation expense	195	91
(Gain) loss on disposition of assets	(46)	9
Provision for doubtful accounts	49	59
Changes in assets and liabilities:
Accounts receivables, net	1,352	4,453
Inventories, net	362	(382)
Prepaid expenses and other assets	(401)	(426)
Income tax receivable and deferred income taxes, net	(426)	254
Accounts payable	(778)	(298)
Accrued compensation and benefits	(882)	(907)
Other accrued liabilities	(243)	(169)
Income taxes payable	(39)	(339)
Deferred revenue	1,914	449
Net cash flow provided by operating activities	2,140	4,557

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,149)	(66)
Purchase of investments	(10,171)	(9,787)
Proceeds from disposals of assets	55	-
Proceeds from sales and maturities of investments	7,328	8,632
Net cash used in investing activities	(3,937)	(1,221)

Cash from financing activities:
Proceeds from exercises of stock options	1,009	328
Repurchase of common stock	(2,649)	(884)
Excess tax benefits from stock-based compensation	134	215
Net cash used in financing activities	(1,506)	(341)

Net increase (decrease) in cash	(3,303)	2,995

Effect of exchange rate changes on cash	(3)	(15)

Cash and cash equivalents at beginning of period	10,695	6,420
Cash and cash equivalents at end of period	$ 7,389	$ 9,400